Exhibit 10.1

PEGASYSTEMS INC.

DIRECTOR COMPENSATION

(as amended May 18, 2016)

Non-employee Directors are paid an annual cash retainer of $55,000 and receive an annual equity grant valued at $125,000 (the “Annual Equity Grant”). On May 18, 2016, the Company changed the Annual Equity Grant from unrestricted common stock typically issued on the date of the Company’s annual meeting of stockholders to restricted stock units (“RSUs”), vesting 25% on the date of the annual meeting of stockholders and 25% quarterly thereafter.

For Board committee service, the Company pays an annual cash retainer (paid in quarterly installments) to non-employee Directors serving on the Audit and Compensation Committees: $10,000 to each Audit Committee member; $20,000 to the Audit Committee Chair; $6,000 to each Compensation Committee member; and $8,000 to the Compensation Committee Chair. The Company also offers to reimburse non-employee Directors for expenses incurred in attending Board, committee or other company meetings. Alan Trefler is the Company’s only Director who is also an employee. He receives no compensation for his service as a Director.